EXHIBIT 10.2
PAULA T. DOW
Attorney General of New Jersey
Attorney for the State of New Jersey
Department of Law and Public Safety
Josh Lichtblau, Director
Division of Gaming Enforcement
140 E. Front Street
Trenton, New Jersey 08625
and
1300 Atlantic Avenue
Atlantic City, New Jersey 08401
By:	George N. Rover, Assistant Attorney General Anthony J. Zarrillo, Jr., Assistant Attorney General (609) 292-0282
FOX ROTHSCHILD LLP
Midtown Building, Suite 400
1301 Atlantic Avenue
Atlantic City, NJ 08401-7212
Attorneys for MGM MIRAGE
By:	Nicholas Casiello, Jr., Esq. Patrick Madamba, Jr., Esq.

:
IN THE MATTER OF THE REOPENED	:
2005 CASINO LICENSE HEARING OF	:
MARINA DISTRICT DEVELOPMENT	:	STIPULATION OF SETTLEMENT
COMPANY, LLC	:
:

     The above-captioned matter having been discussed by and between the parties involved, Paula T. Dow, Attorney General of New Jersey, attorney for State of New Jersey, Department of Law and Public Safety, Division of Gaming Enforcement (“Division”), Josh Lichtblau, Director, by George N. Rover, Assistant Attorney General, and Anthony J. Zarrillo, Jr., Assistant Attorney General, and Fox Rothschild LLP by Nicholas Casiello, Jr., Esq. and Patrick Madamba, Jr., Esq., attorneys for MGM MIRAGE, the following facts have been agreed upon and stipulated as to the Division and MGM MIRAGE:

STIPULATED FACTS:
     1. MGM MIRAGE, a Delaware corporation, is a “holding company” and a “publicly traded corporation” as those terms are defined in Sections 26 and 39 of the Casino Control Act, N.J.S.A. 5:12-1 et seq. (the “Act”).
     2. Mirage Resorts, Incorporated (“MRI”), a Nevada corporation, is a wholly owned subsidiary of MGM MIRAGE. It is not a “publicly traded corporation” as that term is defined in Section 39 of the Act, but is a “holding company” and “intermediary company” as those terms are defined in Sections 26 and 28 of the Act.
     3. MAC, CORP. (“MAC”), a New Jersey corporation, is a wholly owned subsidiary of MRI. It is not a “publicly traded corporation” as that term is defined in Section 39 of the Act, but is a “holding company” and “intermediary company” as those terms are defined in Sections 26 and 28 of the Act.
     4. MAC owns 50% of Marina District Development Holding Co., LLC (“MDDH”), a New Jersey limited liability company. MDDH is not a “publicly traded corporation” as that term is defined in Section 39 of the Act, but is a “holding company” and “intermediary company” as those terms are defined in Sections 26 and 28 of the Act.
     5. Boyd Gaming Corporation (“Boyd”), a Nevada corporation, is a “holding company” and a “publicly traded corporation” as those terms are defined in Sections 26 and 39 of the Act. Boyd is not an “affiliate” of MGM MIRAGE as that term is defined in Section 2.1 of the Act.
     6. Boyd Atlantic City, Inc. (“BAC”), a New Jersey corporation, is a wholly owned, indirect subsidiary of Boyd. BAC is not a “publicly traded corporation” as that term is defined in Section 39 of the Act, but is a “holding company” and “intermediary company” as those terms are defined in Sections 26 and 28 of the Act. BAC owns the other 50% of MDDH.
     7. MDDH owns 100% of Marina District Development Company, LLC (“MDDC”), a New Jersey limited liability company. Consequently, MGM MIRAGE and Boyd each indirectly own 50% of MDDC. MDDC is the holder of a casino license issued by the Casino

Control Commission (the “Commission”) for a term expiring June 30, 2010, for the “Borgata Hotel Casino & Spa®”, an approved casino hotel facility.
     8. The day-to-day management and operation of casino licensee MDDC is controlled by Boyd, through its wholly owned, indirect subsidiary, BAC, pursuant to a Second Amended and Restated Joint Venture Agreement of Marina District Development Co. (the predecessor in interest to MDDC) dated August 31, 2000, and as amended by the Contribution and Adoption Agreement dated December 13, 2000, the First Amendment to the Operating Agreement of MDDH dated June 18, 2003, and the Agreement dated as of February 26, 2010, by and among MDDH, MGM MIRAGE, Boyd, BAC and MAC (the “Second Amendment” and, collectively, the “Amended Operating Agreement”).
     9. MAC, BAC, MDDH and MDDC have entered into an Attribute Allocation Agreement dated as of April 15, 2005 (the “Attribute Allocation Agreement”), to provide for a methodology to account for certain “tax attributes” (as such term is therein defined) utilized in the New Jersey consolidated corporate business tax return filed annually by the parties thereto and, as applicable, to provide for an annual payment to or from either or both of MAC and BAC for the use of tax attributes, all as set forth in the Attribute Allocation Agreement.
     10. MGM MIRAGE, through its subsidiaries, indirectly owns approximately 130 acres on the area commonly referred to as “Renaissance Pointe” in Atlantic City, New Jersey. Approximately ten of the acres are subject to long-term ground leases with MDDC for use in the Borgata Hotel Casino & Spa® casino hotel operations. The long-term ground leases are more fully described as follows:
(a) That certain Lease and Option Agreement dated as of January 16, 2002, by and between MAC and MDDC pertaining to Block 576, Tax Lot 1.05 on the Tax Map of the City of Atlantic City, New Jersey, as amended (the “Employee Parking Structure Ground Lease”);
(b) That certain Lease Agreement dated as of January 1, 2005, by and between MAC and MDDC pertaining to Block 576, Tax Lot 1.08 on the Tax Map of the City of Atlantic City, New Jersey, and any amendments thereto (the “Restaurant Expansion Ground Lease”), and
(c) That certain Lease Agreement dated as of January 1, 2005, by and between MAC and MDDC pertaining to Block 576, Tax Lots 1.10 and 1.11 on the Tax Map of the City of Atlantic City, New Jersey, as amended (the “Additional Structured Parking Lot/Tower Expansion Parcel Ground Lease”). (The Employee Parking Structure Ground Lease, Restaurant Expansion Ground Lease and Additional Structured Parking Lot/Tower Expansion Parcel Ground Lease are collectively referred to as the “Long-Term Ground Leases”.)
     11. Of the remaining 120 acres indirectly owned by MGM MIRAGE through its subsidiary, MAC, approximately 72 acres are suitable for development (the “Renaissance Pointe Proposed Casino Site”). In October 2007, MGM MIRAGE announced plans for a multi-billion dollar casino hotel resort complex on the 72-acre Renaissance Pointe Proposed Casino Site. MAC is an applicant with the Commission for a casino license and such application is currently pending before the Commission.
     12. Approximately nine of the developable acres that are a part of the Renaissance Pointe Proposed Casino Site are subject to a short-term (month-to-month) ground lease with MDDC for surface parking (the “Surface Parking Lot Lease”) and a portion of the remaining acres consists of common roads, landscaping and master plan improvements, which MGM MIRAGE caused to be designed and developed as required by an agreement with BAC in connection with the development of the “Borgata Hotel Casino & Spa®”.
     13. The Surface Parking Lot Lease is more fully described as that certain Lease Agreement dated as of August 20, 2004, by and between MAC and MDDC pertaining to Block 576, Tax Lot 1.07 on the Tax Map of the City of Atlantic City, New Jersey, as amended. The real property subject to the Surface Parking Lot Lease is an integral part of the Renaissance Pointe Proposed Casino Site and thus such real property was leased by MAC to MDDC on a short-term, temporary basis (and not as a permanent part of MDDC’s approved casino hotel facility site for the “Borgata Hotel Casino & Spa®”) with the understanding that the Surface Parking Lot Lease would be terminable at anytime (subject to the applicable notice period for termination) to preserve the value of and allow for development on the Renaissance Pointe Proposed Casino Site.
     14. MGM MIRAGE, through its subsidiary, AC Holding Corp. II, owns an additional approximately 14 acres in the area of Atlantic City, New Jersey, commonly referred to as the “Marina District”, which is near but not contiguous to Renaissance Pointe (the “Marina District Site”). (The approximately 130 acres on the area commonly referred to as Renaissance Pointe and the Marina District Site are collectively referred to as the “Atlantic City Real Property”.)
     15. Independent of its investments and ownership of real property in Atlantic City, MGM MIRAGE indirectly owns, through a series of wholly-owned subsidiaries, fifty percent (50%) of MGM Grand Paradise Limited, an entity which developed and operates “MGM Grand Macau”, a hotel casino resort in Macau S.A.R., China.
     16. Ms. Pansy Ho Chiu-king, directly and indirectly, owns the other fifty percent (50%) of MGM Grand Paradise Limited. MGM MIRAGE and certain of its affiliates entered into an agreement with Ms. Ho and certain of her affiliates governing their relationship with respect to the development and operation of the MGM Grand Macau on June 19, 2004, as amended and restated.
     17. MDDC’s casino license was most recently renewed by the Commission on June 22, 2005. See Commission Resolution No. 05-06-22-15. In connection therewith, the Commission found each of MGM MIRAGE, MRI and MAC qualified as a holding company of MDDC. See Commission Resolution No. 05-06-22-15, Findings and Rulings, ¶ 2.
     18. In the Division’s June 1, 2005, report to the Commission with respect to MDDC’s 2005 casino license renewal (the “Division 2005 Renewal Report”), however, the Division stated that it was “monitoring MGM [MIRAGE’S] activities” in Macau and it would “continue to review this joint venture project [with Pansy Ho] and report any material information to the Commission as deemed appropriate.” Division 2005 Renewal Report at 19.

     19. On May 18, 2009, the Division filed a report with the Commission captioned Special Report of the Division of Gaming Enforcement to the Casino Control Commission on Its Investigation of MGM MIRAGE’s Joint Venture with Pansy Ho in Macau, Special Administrative Region, People’s Republic of China (the “Special Report”). The Special Report is the culmination of the Division’s investigation with respect to MGM MIRAGE’s investment in Macau and its relationship with Pansy Ho.
     20. In the Special Report, the Division made the following recommendations to the Commission:
(a)	That Stanley Ho be found to be an unsuitable person under the Act;

(b)	That Pansy Ho be found to be an unsuitable person under the Act;

(c)	That Pansy Ho be found not to be independent of Stanley Ho;

(d)	That MGM MIRAGE be directed to disengage itself from any direct or indirect business or financial association with Pansy Ho, or her related entities;

(e)	That MGM MIRAGE’s due diligence/compliance efforts be found to be deficient under the Act, and

(f)	That a public hearing be held to address the facts and circumstances set forth in the Special Report.
     21. In furtherance of the Division’s request that the Commission hold a hearing to address the issues raised in the Special Report, by letter dated July 27, 2009, the Division requested the Commission to reopen the 2005 casino license hearing of MDDC pursuant to Section 88a of the Act. Consequently, by correspondence dated August 3, 2009, the Commission notified the Division and counsel to joint petitioners that MDDC’s casino license hearing is reopened and that further proceedings would be scheduled.
     22. On August 18, 2009, a Joint Petition bearing reference number 2300906 was filed by MGM MIRAGE, Boyd and MDDC seeking certain declaratory rulings with respect to procedural issues related to the reopened casino license hearing. On August 18, 2009, joint petitioners also filed letter-briefs in support of the Joint Petition. On August 28, 2009, the Division filed a letter-brief in response to the Joint Petition. The Commission then heard the matter at its public meeting of September 22, 2009, and granted in part and denied in part the relief sought by way of the Joint Petition (all as set forth in Commission Resolution No. 09-09-22-13).
SETTLEMENT AGREEMENT:
     IT IS THEREFORE AND HEREBY consented to and agreed upon by the Division and MGM MIRAGE that:
     A. MGM MIRAGE shall irrevocably place in a divestiture trust (the “Trust”) its entire indirect ownership interest in casino licensee MDDC. More particularly, MGM MIRAGE shall cause its wholly owned, indirect subsidiary, MAC, to place in the Trust all of MAC’s limited liability company ownership interest in MDDH. MGM MIRAGE shall also cause MAC to place in the Trust title to the real property subject to the Long-Term Ground Leases and assign to the Trust the Long-Term Ground Leases themselves, none of which shall be amended without the prior approval of the Commission.i (The MDDH limited liability company interests owned by MAC together with title to the real property subject to the Long-Term Ground Leases and the Long-Term Ground Leases themselves are collectively referred to as the “Trust Property”.)
     B. MGM MIRAGE shall also cause MAC to place in the Trust title to the real property subject to the Surface Parking Lot Lease and assign to the Trust the Surface Parking Lot

[i]	As a result of changes in certain lot lines in connection with a minor subdivision that created Lot 1.12 in Block 576 on the Tax Map of the City of Atlantic City (in the area commonly referred to as Renaissance Pointe) that occurred after the initial execution of the Long-Term Ground Leases, the metes and bounds descriptions in such leases do not, in the case of the Restaurant Expansion Ground Lease and the Employee Parking Structure Ground Lease, conform to the subdivision map filed in the Clerk’s Office for Atlantic County, New Jersey, on July 30, 2008, in Volume 00903 as no. 2008058558 (the “Subdivision Map”). In addition, the metes and bounds description in the Surface Parking Lot Lease does not conform to the Subdivision Map. MGM MIRAGE and MDDC have agreed upon the form of amendments to the Long-Term Ground Leases and the Surface Parking Lot Lease to correct the descriptions and address certain other matters. MAC and MDDC have also agreed upon the form of a certain “Ground Lease Agreement With Respect To Block 576, Lot 1.12” for the lease of Block 576, Lot 1.12 as shown on the Subdivision Map (the “Alternate Parking Lease”). The Alternate Parking Lease and the amendments to the Long-Term Ground Leases are subject to the approval of the Commission, and such approval by the Commission shall be considered contemporaneously with this Stipulation of Settlement and the Trust Agreement. Notwithstanding anything to the contrary in this Stipulation of Settlement or otherwise, however, only so much of such real property as conforms to the current lot lines on the Subdivision Map shall be a part of the Trust Property.

Lease itself (the “Additional Trust Property”). Said real property is to be held on a short-term basis in the Trust until such time as the Surface Parking Lot Lease is terminated (as more fully described in paragraph K below). MGM MIRAGE shall also cause MAC to place in the Trust title to the real property subject to the Alternate Parking Lease and assign to the Trust the Alternate Parking Lease itself (the “Springing Trust Property”).
     C. MGM shall have the right to appoint a natural person to serve as the trustee under the Trust (the “Trustee”). The Trustee shall meet all of the criteria necessary to qualify as a casino key employee, except for residency, under the Act. The Trustee shall be someone acceptable to the Division in its discretion and approved by the Commission contemporaneously with the Commission’s consideration of this Stipulation of Settlement. The Trustee shall also be someone who has had prior experience with the New Jersey casino regulatory system; provided, however, that the Trustee must not have had any prior relationship with MGM MIRAGE or its subsidiaries or affiliates, or any of their respective officers or directors, including any prior business or consulting relationship.
     D. The trust agreement creating the Trust (the “Trust Agreement”) shall be in the form attached hereto as Exhibit A and made a part hereof.
     E. MGM MIRAGE and its subsidiaries shall be the economic beneficiaries of the Trust. The Commission and Division shall be the regulatory beneficiaries of the Trust.
     F. MGM MIRAGE shall cause MAC to irrevocably transfer all of MAC’s present and future interest in the Trust Property to the Trust and transfer MAC’s present and future interest in the Additional Trust Property and the Springing Trust Property to the Trust no later than five (5) business days following approval of this Stipulation of Settlement by the Commission.
     G. Neither MGM MIRAGE, nor any of its holding companies, subsidiaries or affiliates, nor any of their respective principals, directors, officers, employees or agents, shall exercise or attempt to exercise any control or influence over the Trustee or MDDC, or communicate in any manner with the Trustee or MDDC, commencing upon the Effective Date of the Trust (as the term “Effective Date” is defined in the Trust Agreement) other than as may be expressly permitted under the terms of the Trust Agreement.
     H. The Trust Property must be disposed of within thirty (30) months of the Effective Date of the Trust. MGM MIRAGE shall have the first eighteen (18) months from the Effective Date of the Trust (the “Divestiture Period”) to direct the Trustee (strictly in accordance with, and solely to the extent provided under, the terms of the Trust Agreement) to dispose of all or any part of the Trust Property to any person(s) who satisfies all applicable requirements of the Act, and any such disposition shall be subject to the prior approval of the Commission.
     I. If MGM MIRAGE fails to direct the Trustee to dispose of the entirety of the Trust Property within the Divestiture Period, the Trustee shall thereafter dispose of all of the Trust Property for cash within twelve (12) months from the expiration of the Divestiture Period (the “Terminal Sale Period”), and any such disposition shall be subject to the prior approval of the Commission. Prior to the consummation of any sale during the Terminal Sale Period, the Trustee shall obtain a customary opinion from a qualified investment banking firm that the transaction is fair from a financial point of view (“Fairness Opinion”) as this term is defined below.
     For purposes of this Stipulation of Settlement, the Fairness Opinion rendered by the investment banking firm shall determine the fairness of the consideration paid based upon factors which must include: (1) the current gaming market conditions, specifically those existing in Atlantic City, New Jersey, during the Terminal Sale Period at which the sale is to be consummated; (2) that the seller/Trustee is compelled by exigent circumstances to consummate the sale for cash within the twelve (12) month Terminal Sale Period, and (3) any other factors that are not inconsistent with factors (1) and (2) above.
     The Fairness Opinion shall be provided to the Trustee with a copy to be provided to MGM MIRAGE upon the consummation of the disposition of the Trust Property and may be relied upon by MGM MIRAGE. The Trustee may obtain the Fairness Opinion from the same firm that assisted the Trustee with the disposition of the Trust Property.

     The Trustee shall utilize a nationally recognized investment banking firm with substantial experience in the gaming industry that is acceptable to the Commission and the Division. The cost to retain such an investment banking firm shall be an expense of the Trust.
     J. In addition to the Trustee’s general fiduciary duty to the Commission and Division as the regulatory beneficiaries of the Trust Agreement, during the Terminal Sale Period the Trustee shall owe a specific fiduciary duty to the Commission and the Division with respect to the Trustee’s obligations to dispose of the Trust Property during, but prior to the expiration of, the Terminal Sale Period. During the Terminal Sale Period, the Trustee shall provide written reports in a form approved by the Commission in consultation with the Division to MGM MIRAGE regarding the Trustee’s efforts to sell the Trust Property not less often than quarterly.
     K. At all times, MGM MIRAGE shall have the right, on ten (10) business days prior written notice to the Commission and the Division, to direct, notwithstanding the ban on communication imposed under paragraph 14 of the Trust Agreement, the Trustee to terminate the Surface Parking Lot Lease strictly in accordance with its terms (which lease shall not be amended without the prior approval of the Commission). In the event that the Surface Parking Lot Lease is terminated, title to the real property previously subject to the Surface Parking Lot Lease shall be promptly reconveyed to MAC, and such real property shall no longer be subject to the Trust. In the event that the Surface Parking Lot Lease has not been terminated by the date of the disposition of the entirety of the Trust Property, the Surface Parking Lot Lease must then be promptly terminated unless the Commission and Division approve a request by MGM MIRAGE and MDDC, jointly, submitted within ten (10) days of the Trustee’s completion of his final accounting pursuant to paragraph 25 below, to continue the Surface Parking Lot Lease in effect for a period and under such terms as may be approved by the Commission and Division in their discretion. Any such request seeking a continuation of the Surface Parking Lot Lease shall contain, at a minimum, a request that the Additional Trust Property remain subject to the Trust Agreement for so long as the Commission deems necessary following a termination of the Surface Parking Lot Lease in accordance with its terms.

     L. MGM MIRAGE hereby makes no admission of liability or culpability with respect to the matters set forth in the Special Report. The Division and MGM MIRAGE hereby agree that this Stipulation of Settlement and the fact of entry into it by MGM MIRAGE shall neither be construed, nor is it intended by way of suggestion or implication, to be any admission of liability or culpability on the part of MGM MIRAGE, or any of its subsidiaries or affiliates, or any of their respective officers or directors, with respect to the matters set forth in the Special Report.
     M. MGM MIRAGE and the Division hereby agree that the Special Report is a public document upon approval of this Stipulation of Settlement by the Commission subject only to the redactions approved by the Division prior to entering into this Stipulation of Settlement. The redacted form of the Special Report to be released to the public is attached hereto as Exhibit B. Notwithstanding the foregoing, MGM MIRAGE and the Division acknowledge that the Commission exclusively retains the authority to determine what, if any, portions of the Special Report are entitled to confidential treatment and that nothing herein limits the Commission’s authority in that regard.
     N. In connection with the parties seeking the Commission’s approval of this Stipulation, MGM MIRAGE shall cause (i) MAC to request that its application for a casino license be withdrawn, (ii) MAC to request that MAC be administratively removed from the Commission’s Master Vendors List and (iii) MGM MIRAGE and each of MRI, MAC and Tracinda Corporation to request to withdraw from each and every status any of them may currently have as a holding company or intermediary company, or otherwise qualified, licensed or registered in any other capacity, as the case may be, under the Act. The Division hereby consents to all such foregoing withdrawals and removals. All of the forgoing withdrawals and removals shall not be effective unless and until the Commission approves this Stipulation of Settlement and all of the Trust Property, the Additional Trust Property and the Springing Trust Property is transferred to the Trust.

     O. Upon transferring all of the Trust Property, the Additional Trust Property and the Springing Trust Property to the Trust, and the Commission granting any necessary waivers from the qualification requirement pursuant to the Act (and without limitation N.J.S.A. 5:12-85(d)), MGM MIRAGE and each of its subsidiaries and affiliates (including, but not limited to, MAC, MRI and Tracinda Corporation), and each of their respective directors, officers and employees will no longer be in a status that requires any of them to be qualified as a holding company or intermediary company (as the case may be), or to be qualified, licensed or registered in any other capacity under the Act. With respect to the granting of any such necessary waivers, the Division shall concur with any granting thereof by the Commission.
     P. Neither MGM MIRAGE nor any of its subsidiaries, affiliates or the principals of any of them shall file an application with the Commission for a casino license or to be found qualified as a security holder of a casino licensee or otherwise seek approval by the Commission under the Act or its regulations for a period of thirty (30) months following the dissolution of the Trust (the “Application Bar Period”); provided that, if the Surface Parking Lot Lease has not been terminated by the date of the disposition of the entirety of the Trust Property then the Application Bar Period shall begin to run on the date of the disposition of the entirety of the Trust Property. In the event that MGM MIRAGE or any of its subsidiaries or affiliates or any principal of any of them (including any former principal whose conduct bears upon the matters raised in the Special Report) files at any time after the Commission’s approval (if any) of this Stipulation of Settlement an application with the Commission for a casino license or to be found qualified as a security holder of a casino licensee or otherwise seek approval by the Commission under the Act or its regulations, the Division shall have the right to assert any or all of the matters set forth in the Special Report (including matters redacted by the Commission or any judicial body) in connection with the Division’s position on any such application.
     Q. On and after the Effective Date of the Trust, any and all proceeds, earnings, distributions, returns and other income of any kind whatsoever attributable to the Trust Property, the Additional Trust Property and/or the Springing Trust Property (whether upon the disposition of the Trust Property pursuant to paragraph I above or otherwise), including but not limited to all lease payments attributable to the Long-Term Ground Leases, the Surface Parking Lot Lease, and the Alternate Parking Lease are to be paid directly to the Trustee to be held in the Trust with any distribution thereof to MGM MIRAGE strictly subject to paragraph V below. In the event of any payment, inadvertent or otherwise, of any such amount to MGM MIRAGE, or any of its affiliates, subsidiaries or the principals of any of them, any such recipient upon having actual knowledge of any such payment, notwithstanding the ban on communication imposed pursuant to the terms of the Trust Agreement, shall immediately notify the Trustee, the Commission and the Division of receipt of such payment, and within three (3) business days after such notice, forward the amount of such payment to the Trustee, failing which the Division shall be authorized to proceed on an emergent basis before the Commission for such relief as the Division deems appropriate.
     R. Until the approval by the Commission of the final accounting incidental to the termination of the Trust Agreement in accordance with paragraph V below, the Trustee shall not in any event distribute or otherwise release, relinquish or turnover to MGM MIRAGE, or any of its affiliates, subsidiaries or the principals of any of them, any funds received by the Trustee including, but not limited to, those received by the Trustee on account of proceeds, earnings, distributions, returns, lease payments or other income of any kind whatsoever in connection with the Trust Property, the Additional Trust Property or the Springing Trust Property. If for any reason the Trustee, although obligated in accordance with paragraph V below to distribute to MGM MIRAGE all proceeds received on account of the disposition of the Trust Property (and any other proceeds, funds or things of value then remaining in the Trust) net of expenses of the transaction and of the Trustee, finds himself in possession thereof and so seeks to make an additional distribution to MGM MIRAGE after termination of the Trust Agreement, the Trustee shall due so upon ten (10) business days prior written notice to the Commission and the Division.
     S. The expenses associated with the maintenance of the property in the Trust and the fees and expenses of the Trustee (the “Trust Expenses”) shall be the responsibility of, and paid directly by, MGM MIRAGE and MAC except as set forth herein. The Trust Expenses in any event include (i) the fees and expenses of the Trustee, (ii) real property taxes attributable to the property subject to the Long-Term Ground Leases, the Surface Parking Lot Lease and the Alternate Parking Lease, and (iii) all costs to correct any adverse condition on the Atlantic City Real Property that presents a real and present danger to the health, safety or welfare of the public, or a condition that requires correction or mitigation by order of any governmental body or agency. MGM MIRAGE and MAC shall pay directly the Trust Expenses and regulatory expenses of the Commission and the Division as and when the same become due and payable, except to the extent that the amount thereof is paid to the relevant payee by the Trustee as set forth herein below or in paragraph T hereof. The Trustee, prior to the date such expenses become due, shall promptly notify MGM MIRAGE, through the Division on notice to the Commission, if the Trustee requires expenses to be paid.
          For purposes of this Stipulation of Settlement, “Minimum Cash Balance” shall mean a minimum balance in cash or cash equivalents of $1,000,000 in the Trust (the “Minimum Cash Balance”). On the Effective Date of the Trust, there shall be at least the Minimum Cash Balance in the Trust. To the extent that the actual amount in cash or cash equivalents in the Trust at any time is less than the Minimum Cash Balance, MGM MIRAGE shall be obligated to and shall promptly advance to the Trust such amount(s) as may be necessary to maintain the Minimum Cash Balance in the Trust, provided that the aggregate amount which MGM MIRAGE is obligated to contribute to the Trust pursuant to this clause shall not exceed $5,000,000. To the extent that the actual amount in cash or cash equivalents in the Trust at any time is greater than the Minimum Cash Balance, then, subject to paragraph R hereof, the amount thereof shall be available for Trust Expenses to the extent permitted herein and in paragraph T hereof. The Trustee shall notify MGM MIRAGE, through the Division, if it requires a contribution pursuant to this clause.

          To the extent the balance in the Trust exceeds the Minimum Cash Balance, the Trustee shall promptly pay the Trust Expenses (as hereinbefore defined) in accordance with the terms of the Trust Agreement.
     T. To the extent the balance in the Trust exceeds the Minimum Cash Balance, the Trustee shall promptly pay (in addition to other amounts the Trustee deems necessary and reasonable) the following:
(i)	Real property taxes attributable to the Atlantic City Real Property (other than the property subject to the Long-Term Ground Leases, the Surface Parking Lot Lease and the Alternate Parking Lease), and such amounts shall be paid directly to the tax collector for the City of Atlantic City, New Jersey;

(ii)	Interest expenses related to the investment of MGM MIRAGE and its subsidiaries in MDDC under that certain Revolving Line Of Credit Promissory Note dated December 26, 2002, made by MAC in favor of MRI in the original principal amount of $350 million, and such amounts shall be paid directly to Bank of America, N.A., as Administrative Agent for the Lenders under the Fifth Amended and Restated Loan Agreement dated as of October 3, 2006, as amended, among MGM MIRAGE, certain of its subsidiaries, the Lenders described therein, and Bank of America, N.A., as Administrative Agent, for the payment of principal and interest thereof;

(iii)	For so long as MDDH and MDDC are limited liability companies or other tax pass-though entities, the amount of the state and federal income tax liability attributable to MGM MIRAGE and its subsidiaries and affiliates by reason of the inclusion by MGM MIRAGE and/or its subsidiaries and affiliates of its or their share of income, loss, credits and other tax attributes of MDDC in any applicable income tax returns filed by MGM

MIRAGE and/or its subsidiaries and affiliates (determined solely on the basis of the tax attributes of MDDC and ignoring the tax attributes of MGM MIRAGE and its other subsidiaries and affiliates), and such amounts shall be paid directly to the respective taxing authority;
(iv)	Maintenance and lighting expenses attributable to the Renaissance Pointe Proposed Casino Site, and such amounts shall be paid directly to MDDC, and

(v)	Amounts payable to Boyd and/or its subsidiaries pursuant to and in compliance with Section 5 of the Second Amendment.
Notwithstanding any of the foregoing to the contrary, no payment shall actually be made by the Trustee without first giving the Commission and the Division ten (10) business days prior written notice of any such payment, and the Trustee having received no request during such ten (10) day notice period from either the Commission or the Division that the Trustee is required to obtain the formal approval of the Commission for the purpose of confirming that the subject payment is for an expense(s) within one or more of the foregoing categories of permitted expenses.
     U. In the event that MDDC receives notice of a Triggering Event (as such capitalized term is defined in the Alternate Parking Lease), and MDDC, in its sole and absolute discretion, terminates the Alternate Parking Lease as provided for therein and strictly in accordance with its terms, upon such termination, title to the real property previously subject to the Alternate Parking Lease shall be promptly reconveyed to MAC, and such real property shall no longer be subject to the Trust. In the event that MDDC receives notice of a Triggering Event (as such capitalized term is defined in the Alternate Parking Lease), and MDCC, in its sole and absolute discretion, elects to not terminate the Alternate Parking Lease as provided for therein and strictly in accordance with its terms, then the Springing Trust Property shall become a part of the Trust Property. In the event of any other termination of the Alternate Parking Lease, upon such termination, title to the real property previously subject to the Alternate Parking Lease shall be promptly reconveyed to MAC, and such real property shall no longer be subject to the Trust.

     V. Within twenty (20) days following the disposition of all Trust Property in accordance with paragraphs H and/or I above (as the case may be) (and with the Trustee continuing to retain the proceeds from such disposition), the Trustee shall prepare his final accounting and shall present same to the Division for its review to be completed within ten (10) days thereafter and, if satisfactory to the Division, then submit the final accounting, along with a request to dissolve the Trust and discharge the Trustee, to the Commission for its approval in the normal course, without prejudice to any request being made to the Commission that it consider such matter within fifteen (15) days of such submission. If the Commission approves the final accounting by the Trustee, the Trustee shall then distribute to MGM MIRAGE (or its designated subsidiary or affiliate) any and all proceeds received on account of the disposition of the Trust Property (and any other proceeds, funds or things of value then remaining in the Trust, other than the Additional Trust Property in the event there is a pending or granted request to continue the Surface Parking Lot Lease as provided in paragraph K, above), net of expenses of the transaction and the Trustee, and with the approval of the Commission, the Trustee shall then be discharged, the Trust Agreement terminated and the Trust that it creates dissolved (except in the event that there is a pending or granted request to continue the Surface Parking Lot Lease as provided in paragraph K, above) without the necessity for further action on the part of any person.
     W. MGM MIRAGE and its currently qualified subsidiaries shall have a continuing duty to cooperate with the Commission and Division and to provide any and all information requested by the Commission and Division relating to this Stipulation of Settlement and the Trust created hereunder until the dissolution of the Trust. A failure to cooperate (which includes for these purposes a violation of the terms of this Stipulation of Settlement or the Trust Agreement) with either the Commission or Division (or both) may be considered in the context of any prospective application by MGM MIRAGE (or any of its affiliates, subsidiaries or any natural person acting on behalf of any of them) with the Commission (for a casino license or to be found qualified as a security holder of a casino licensee or otherwise seek approval by the Commission under the Act or its regulations). In addition, any such failure to cooperate may result in a monetary fine and/or a finding by the Commission of non-cooperation and MGM MIRAGE consents to the Commission’s jurisdiction regarding the foregoing. The Commission shall have jurisdiction over MGM MIRAGE and each of its subsidiaries, and each of their respective directors, officers and employees for the purpose of, and to the extent necessary for, the enforcement of this Stipulation of Settlement and the related Trust Agreement.
     X. On the Effective Date, MGM MIRAGE shall put in the Trust the sum of $200,000.00 (the “Regulatory Advisory Contribution”) to be used by the Commission and/or the Division to defray the cost of professional advisor(s) that either or both of them may retain in their discretion in connection with carrying out their regulatory oversight functions with respect to matters pertaining to the Stipulation of Settlement, the Trust, or both. The Regulatory Advisory Contribution is a non-refundable, one-time payment, and such payment is separate and distinct from the Minimum Cash Balance, and thus such payment shall be separately accounted for. To the extent that any part of the Regulatory Advisory Contribution remains after the termination of the Trust under paragraph V above, any remainder shall be donated to Gamblers Anonymous®. The Division and MGM MIRAGE hereby agree that the payment of the Regulatory Advisory Contribution shall neither be construed nor is it intended by way of suggestion or implication to be a fine or penalty with respect to the matters set forth by the Division in the Special Report or any other matter or activity of MGM MIRAGE or any of its subsidiaries or affiliates.
     Y. MGM MIRAGE represents to the Commission and the Division that MGM MIRAGE has obtained any and all third party consents necessary for MGM MIRAGE to execute this Stipulation of Settlement.
     Z. This Stipulation of Settlement concludes the reopened 2005 casino license renewal hearing of MDDC and the casino license of MDDC shall remain in full force and effect to the extent authorized in the Act notwithstanding any conduct of MGM MIRAGE, its subsidiaries, affiliates or the principals of any of them.

     AA. This Stipulation of Settlement set forth herein above shall be final and binding upon the parties only by approval thereof in total by the Commission (including, approval of the Stipulation of Settlement, the Trust Agreement, the Second Amendment, the Long-Term Ground Leases (as amended), the Surface Parking Lot Lease (as amended), the Alternate Parking Lease and that certain letter agreement by and among MDDC, MAC and MGM MIRAGE to be dated as of the same date as the Commission’s approval of this Stipulation of Settlement). If the Commission does not approve this Stipulation of Settlement within thirty (30) days following its full execution by MGM MIRAGE and the Division, this Stipulation of Settlement shall be null and void and of no further force or effect unless otherwise extended upon the election of MGM MIRAGE and the Division.
     BB. This Stipulation of Settlement shall be null and void and of no further force and effect, and the Trust Agreement and the Trust that it creates shall be immediately terminated, without the necessity for further action on the part of any person, in the event that the Commission revokes or otherwise rescinds any necessary waivers from the qualification requirement pursuant to the Act (and without limitation N.J.S.A. 5:12-85(d)) for MGM MIRAGE and each of its subsidiaries and affiliates (including, but not limited to, MAC, MRI and Tracinda Corporation), and each of their respective directors, officers and employees to no longer be in a status that requires any of them to be qualified as a holding company or intermediary company (as the case may be), or to be qualified, licensed or registered in any other capacity under the Act at any time while the Trust Agreement is in effect as provided for in paragraph O above and thus requires MGM MIRAGE and/or any of its subsidiaries and/or affiliates (including, but not limited to, MAC, MRI and Tracinda Corporation), and/or any of their respective directors, officers and/or employees to be qualified as a holding company or intermediary company (as the case may be), or to be qualified, licensed or registered in any other capacity under the Act.
     CC. To the extent applicable, Boyd, BAC, MDDH and MDDC join in and agree to be bound by the terms of paragraph 14 of the Trust Agreement.

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State of New Jersey, Department of Law and Public Safety, Division of Gaming Enforcement
Dated: March 11, 2010	By:	/s/ George N. Rover
George N. Rover
Assistant Attorney General

Dated: March 11, 2010	By:	/s/ Anthony J Zarrillo, Jr.
Anthony J. Zarrillo, Jr.
Assistant Attorney General

Fox Rothschild LLP
Dated: March 11, 2010	By:	/s/ Nicholas Casiello, Jr.

Dated: March 11, 2010	By:	/s/ Patrick Madamba, Jr.
Nicholas Casiello, Jr., Esquire
Patrick Madamba, Jr., Esquire Attorneys for MGM MIRAGE

Sterns & Weinroth, P.C.
Dated: March 11, 2010	By:	/s/ Paul M. O'Gara
Paul M. O'Gara, Esquire
Attorneys for Boyd Gaming Corporation, Boyd Atlantic City, Inc., Marina District Development Holding Co., LLC and Marina District Development Company, LLC (Joinder as to paragraphs Z and CC only)